Exhibit 10.1
Big Lots, Inc.
4900 E. Dublin-Granville Road
Columbus, Ohio 43081

August [__], 2024

[NAME] via email
Re: Retention Award Arrangement
Dear [NAME]:
This letter agreement (this “Agreement”) between you and Big Lots, Inc. (together with its subsidiaries, the “Company”) sets forth the terms of your retention award. As you know, we consider your continued service and dedication to the Company, and your leadership as the Company’s [TITLE], important to the success of our business and the Company’s long-term future. To incentivize you to remain employed with the Company, we are pleased to offer you a retention award, as described in this Agreement.
1. Retention Award.
(a) As soon as practicable following the date hereof, the Company will pay to you a retention award equal to $[AMOUNT] (the “Retention Award”), less applicable taxes and other withholdings.
(b) Except in the case of a termination of your employment by the Company without Cause (as defined in Annex A), your resignation for Constructive Termination (as defined in Annex A), or due to your death or Disability (as defined in Annex A), if you are not actively employed by the Company in good standing as of the one year anniversary of the date hereof then you agree to promptly repay to the Company upon your termination of employment (and in no event later than ten (10) days following such termination) the full amount of the Retention Award set forth in Section 1(a). You will not have an obligation to repay the Retention Award if a termination of your employment occurs for any reason following the one year anniversary of the date hereof.
2. The Retention Award is separate from and in addition to, and will not be reduced by, any other amounts due to you from the Company.
3. The Retention Award set forth in this Agreement is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. The Retention Award will be paid from the general assets of the Company.
4. The Board of Directors of the Company (the “Board”) or its designee will have the sole and absolute responsibility and discretionary authority to construe, interpret, and determine eligibility under this Agreement, and to otherwise interpret and administer this Agreement. Any determination made by the Board or its designee will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law. Any questions relating to the administration of the Retention Award should be directed to Mike Schlonsky, Chief Human Resources Officer of the Company.
5. You agree, to the maximum extent permitted by applicable law, to keep the terms of this Agreement in the strictest of confidence at all times, both during and after your employment with the Company, and not to disclose such terms to any other person or entity, except as may be required by law or as disclosure may be necessary in the course of a complaint, appeal, or proceeding seeking enforcement of this Agreement. Notwithstanding the immediately preceding sentence, you may disclose the terms and conditions of this Agreement to your immediate family and your legal, financial, and tax advisors after securing their similar commitment of strict confidentiality. To the extent that this Section 5 is determined by the Committee to have been breached, the Company shall have the right to seek all remedies, including, without limitation, the clawback of the Retention Award.

6. The Retention Award set forth in this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Notwithstanding the foregoing, the Company makes no representation to you about the effect of Section 409A on the provisions of this Agreement.

7. This Agreement contains the entire agreement between the Company and you with respect to your Retention Award, and supersedes any and all prior agreements and understandings, oral or written, between the Company and you with respect to any retention award. This Agreement may be amended only by an agreement in writing signed by you and an authorized representative of the Company.

8. This Agreement will be construed in accordance with the laws of the State of Ohio, without regard to the conflict of law provisions of any jurisdiction. You agree and submit to the exclusive jurisdiction of any federal or state court located in the State of Ohio, County of Franklin over any suit, action, dispute, or proceeding arising out of or relating to this Agreement.

9. In the event that any of the provisions of this Agreement, or the application of any such provisions to you or the Company with respect to obligations under this Agreement, is held to be unlawful or unenforceable by any court, then the remaining portions of this Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

10. Due to the personal nature of the services contemplated under this Agreement, this Agreement, and your rights and obligations under this Agreement, may not be assigned by you. This Agreement is also binding upon your successors, heirs, executors, administrators, and other legal representatives, and will inure to the benefit of the Company and its successors and assigns. The Company may assign its rights, together with its obligations under this Agreement, in connection with any sale, transfer, or other disposition of all or substantially all of its business and/or assets, provided that any such assignee of the Company agrees to be bound by the provisions of this Agreement.

11. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will together constitute but one agreement. Each party hereto may execute this Agreement in Adobe Portable Document Format (or similar format) (“PDF”) sent by electronic mail or via DocuSign. In addition, PDF signatures of authorized signatories of any party hereto will be deemed to be original signatures and will be valid and binding, and delivery of a PDF signature by any party will constitute due execution and delivery of this Agreement.

If this Agreement, including the Annex, accurately sets forth the terms and conditions of our agreement regarding your retention award, please counter-sign this Agreement below where indicated and return it by August [__], 2024. We look forward to your continued employment with the Company.

Yours Truly,
BIG LOTS, INC.
By:
Name:
Title:

Accepted and Agreed to by:

Dated:

ANNEX A

“Cause” means your: (1) failure to materially comply with the policies and procedures of the Company; (2) willful or illegal misconduct, act of moral turpitude, fraud, misappropriation, misrepresentation, theft, embezzlement or gross negligence; (3) violation of material laws or regulations governing the Company or material violation of the code of ethics of the Company; (4) commission or conviction of, or indictment for, or plea of guilty or nolo contendere to, any felony (or state law equivalent) or any crime involving dishonesty, moral turpitude or fraud; (5) breach of any fiduciary duty owed to the Company; (6) material breach of any provision of this Agreement or any other contract between you and the Company or any of its subsidiaries, including any restrictive covenant obligation or any employment, severance, consulting or similar agreement; (7) action or omission that has resulted in, or is reasonably likely to result in, material harm to the business, finances or reputation of the Company; (8) use of alcohol or drugs in a manner that materially impairs, or could reasonably be expected to materially impair, the performance of your duties to the Company; (9) repeated refusal or failure to perform your duties as reasonably and legally directed by your supervisor; or (10) willful and prolonged absence from work (other than by reason of Disability).
“Constructive Termination” means the occurrence of one or more of the following without your express prior written consent: (1) any material adverse diminution of your authority, duties, responsibilities or reporting relationship; (2) a material change in the geographic location at which you are employed with the Company (which, for purposes of this Agreement, means relocation of the offices of the Company to a location more than 50 miles from the location of such offices immediately prior to the relocation); or (3) a reduction in your base salary by more than 3% or a reduction in your target bonus opportunity by more than 10% (unless such target bonus reduction is due to a proportionate reduction in the base salary or target bonus to all similarly situated executives); provided that, in order for your resignation to qualify as a Constructive Termination, (i) you shall notify the Company in writing within thirty (30) days following the occurrence of the event giving rise to a Constructive Termination, specifying the nature of the alleged adverse change or diminution, (ii) the Company shall have a period of thirty (30) days after the receipt of such notice to cure such alleged adverse change or diminution before you shall be entitled to exercise any such rights and remedies and (iii) if the Company fails to cure, you resign within fifteen (15) days following the last day of the cure period set forth above.
“Disability” means that, for more than six consecutive months, you are unable, with reasonable accommodation, to perform your employment duties on a full-time basis due to a physical or mental disability or infirmity.